Exhibit 99.17

Alder BioPharmaceuticals Tweets (@AlderBio), September 16, 2019

@AlderBio to be acquired by @Lundbeck, joining a global leader in neuroscience research & the commercialization of innovative therapies in neurology: http://bit.ly/2lXZhnv